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    Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Birch Telecom, Inc. 1998 Stock Option Plan, the 2000 Equity Participation Plan of Birch Telecom, Inc., and the 2001 Equity Participation Plan of Birch Telecom, Inc. of our report dated March 2, 2001 (except for Note 20, as to which the date is March 30, 2001), with respect to the consolidated financial statements and schedule of Birch Telecom, Inc. included in Birch Telecom, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities Exchange Commission.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

August 24, 2001

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Consent of Independent Auditors